The Growth Fund of America, Inc.
One Market Street, Steuart Tower, Suite 2000
San Francisco, CA 94105-1409

Telephone (415) 421-9360
Fax (415) 393-7140

August 31, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K, 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and 74U2, 74A - T, 74V1 and 74V2, and 75, complete answers are as follows:

Item 48K

Step	Asset Value (000's omitted)	Annual Fee Rate
K) over	$210,000,000	0.233%

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$405,819
Class B	$0
Class C	$0
Class F1	$87,419
Class F2	$33,344
Total	$526,582
Class 529-A	$25,030
Class 529-B	$0
Class 529-C	$0
Class 529-E	$767
Class 529-F1	$1,045
Class R-1	$0
Class R-2	$0
Class R-3	$34,926
Class R-4	$85,157
Class R-5	$96,087
Class R-6	$114,902
Total	$357,914

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2190
Class B	$0.0000
Class C	$0.0000
Class F1	$0.2160
Class F2	$0.2982
Class 529-A	$0.2157
Class 529-B	$0.0000
Class 529-C	$0.0000
Class 529-E	$0.1340
Class 529-F1	$0.2794
Class R-1	$0.0000
Class R-2	$0.0000
Class R-3	$0.1066
Class R-4	$0.1985
Class R-5	$0.3120
Class R-6	$0.3373

Item 74A through T
Condensed balance sheet data: (in thousands except per share amounts)

A) Cash	$2,169
B) Repurchase agreements	$0
C) Short-term securities other than repurchase agreements	$10,322,589
D) Long - term debt securities including convertible debt	$79,764
E) Preferred, convertible preferred, and adjustable rate preferred stock	$191
F) Common Stock	$104,332,263
G) Options on equities	$0
H) Options on all futures	$0
I) Other Investments	$114,505
J) Receivables from portfolio instruments sold	$617,906
K) Receivables from affiliated persons	$0
L) Other receivables	$234,814
M) All other assets	$0
N) Total assets	$115,704,201
O) Payables for portfolio instruments purchased	$172,825
P) Amounts owed to affiliated persons	$106,903
Q) Senior long-term debt	$0
R1) Reverse repurchase agreements	$0
R2) Short sales	$0
R3) Written options	$0
R4) All other liabilities	$650,838
S) Senior equity	$0
T) Net Assets of Common shareholders	$114,773,635

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,690,172
Class B	47,444
Class C	182,616
Class F1	347,250
Class F2	86,952
Total	2,354,434
Class 529-A	117,268
Class 529-B	7,482
Class 529-C	31,891
Class 529-E	5,624
Class 529-F1	3,833
Class R-1	15,657
Class R-2	68,388
Class R-3	245,173
Class R-4	248,528
Class R-5	192,337
Class R-6	229,275
Total	1,165,456

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$32.80
Class B	$31.69
Class C	$31.44
Class F1	$32.61
Class F2	$32.83
Class 529-A	$32.59
Class 529-B	$31.67
Class 529-C	$31.60
Class 529-E	$32.33
Class 529-F1	$32.57
Class R-1	$31.72
Class R-2	$31.91
Class R-3	$32.29
Class R-4	$32.56
Class R-5	$32.82
Class R-6	$32.87

Item 75
Average net assets during the current reporting period ($000)

A) Daily average (for money market funds)	$0
B) Monthly average (for all other funds)	$124,165,682